EXHIBIT 99.1

Crown Media Holdings Announces Results for Fourth Quarter of 2006

STUDIO CITY, CA. — March 8, 2007 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the quarter and year ended December 31, 2006.

Operating Highlights for the Quarter

•                  Revenues.  Crown Media’s net revenue in the fourth quarter of 2006 decreased 3% to $58.4 million, from $60.5 million in the prior year’s fourth quarter. The Company experienced double-digit increases of 28% in advertising revenues to $52.0 million and 16% in subscriber fee revenues to $6.2 million, while license fees from our film library decreased 100% due to the sale of the library in December 2006.  For the full year, Crown Media’s total net revenue increased 2% to $201.2 million from $197.4 million in the prior year.  Substantial growth was experienced in advertising revenues, which increased 19% to $174.2 million, and in subscriber fees which increased 33% to $24.9 million.  These gains were offset by a significant reduction in license fees due to the sale of our film library and the absence of sublicensing fees which were earned in 2005.

•                  Continued subscriber increase.  Hallmark Channel subscribers increased 6% by nearly 4 million to 74.6 million as of December 31, 2006, from 70.7 million subscribers as of December 31, 2005.  Subsequent to year end the Hallmark Channel has added an additional 1.6 million homes to bring it to a total of 76.2 million subscribers nationwide.

•                  Record ratings.  For the fourth quarter of 2006, Hallmark Channel delivered its highest rated quarter, month, week, day and highest single telecast in our network history.  According to Nielsen, the channel ranked sixth among all 69 ad-supported networks for Prime Time with a 1.3 household rating, tied with Lifetime, and eighth for Total Day with a household rating of 0.8, tied with TBS.  For calendar 2006, Hallmark Channel for the first time ranked among the top ten ad-supported cable networks for both Prime Time and Total Day.

•                  Popular holiday programming.  The Company’s rating success in the fourth quarter was fueled in part by the popularity of the Company’s original holiday-themed programming.  The Christmas Card delivered a 4.2 household rating, the highest in the network’s history and the most watched cable telecast of the day.  The exclusive television premiere of March of the Penguins earned a 4.2 household rating, also contributing to the record ratings achieved in the quarter.

 “Hallmark Channel has officially established itself as an important and consistent top ten rated cable channel,” stated Henry Schleiff, President and CEO of Crown Media.  “We have achieved this growth and distinction by delivering quality, family-friendly programming to an increasingly valuable audience of baby boomers and women while successfully competing against an array of competitors with broader distribution and greater resources.

“During the year ahead we will focus our efforts on the continued emphasis of our brand through the production of original movies and related programming, the successful renewal of our distribution agreements, and the ability to derive the financial benefits from a fixed cost structure with increasing advertising and subscriber fee revenues.”

Financial Results

Historical financial information is provided in tables at the end of this release.  In connection with the sale of the international business which was completed on April 26, 2005, the operating results of the international business have been classified as discontinued operations in the accompanying financial information contained herein for the quarter and year ended December 31, 2005. On December 15, 2006, the Company completed the sale of its film assets.

Operating Results

Crown Media reported revenue of $58.4 million for the fourth quarter of 2006, a 3% decrease from $60.5 million for the fourth quarter of 2005. Subscriber fee revenue increased 16% to $6.2 million, from $5.4 million in the prior year’s quarter, primarily as a result of the increase in distribution and the ending of waived subscriber fee periods for certain of our domestic distributors.  Advertising revenue increased 28% to $52.0 million during the quarter, from $40.6 million in the fourth quarter of 2005, reflecting the growth in subscribers, higher household ratings and higher advertising rates resulting from the increase in distribution and viewership. Licensing fees for our film library decreased to $38,000 during the quarter, from $14.3 million in the prior year’s quarter due to the sale of our film library in December 2006.

Crown Media reported revenue of $201.2 million for the year ended December 31, 2006, a 2% increase from $197.4 million for the prior year. Subscriber fee revenue increased 33% to $24.9 million, from $18.7 million in the prior year’s period.  Advertising revenue increased 19% to $174.2 million from $146.1 million in the prior year. Licensing fees for our film library decreased to $1.8 million from $21.7 million in the prior year, primarily for reasons relating to the sale of our film assets in December 2006. Sublicense fees and other revenue decreased to $305,000 in 2006 from $10.8 million in 2005 due primarily to the sub-licensing of Little House on the Prairie to a third party in 2005.

For the fourth quarter of 2006, cost of services decreased 31% to $53.1 million from $76.9 million during the same quarter of 2005. Within cost of services, programming expenses increased 42% quarter over quarter to $49.6 million, primarily due to $16.4 million of NICC program license fees which were written-down to their estimated net realizable values.

For the fourth quarter of 2005, the impairment of film assets was $2.6 million. The Company did not record an impairment during the fourth quarter of 2006. For the quarter ended December 31, 2006, amortization of film assets decreased to a negative $7.0 million from $18.4 million during the same quarter of 2005 primarily due to the decrease in licensing fees from our film library discussed above and the reduction of our residual and participation assets related to the sale of our film library in December 2006.

Subscriber acquisition fee expense was $7.8 million in the fourth quarter of 2006 versus $9.0 million in the same period of 2005. The Company amortizes these costs over the remaining life of the distribution agreement. Our domestic subscribers increased from 70.7 million at December 31, 2005, to 74.6 million at December 31, 2006.  Other cost of services and amortization of our capital lease decreased 77% from $11.9 million to $2.7 million for the fourth quarter of 2006, primarily due to an $8.5 million decrease in bad debt expense.

Selling, general and administrative expenses decreased to $11.3 million for the quarter ended December 31, 2006, from $12.6 million in the year earlier period primarily due to a decrease in compensation expense associated with the restricted stock units at the end of 2006 as compared to the end of 2005 and a decrease in depreciation and amortization expense, offset in part by an accrual relating to claims against the Company by the buyer of the international business.  Marketing expenses of $7.2 million for the quarter ended December 31, 2006, increased from $5.1 million for the quarter ended December 31, 2005. The Company focused its marketing efforts on the holidays during fourth quarter 2006 as compared to the Mystery Movie marketing campaign during the first quarter of 2005.

For the year ended December 31, 2006, cost of services increased 71% to $436.2 million from $255.3 million during the prior year. Within cost of services, programming expenses increased 26% period over period to $152.2 million.  For 2006, impairments of film assets of $225.8 million were recorded as compared to $25.5 million in the prior year. The 2006 impairments were derived using an implied purchase price for the company’s film assets from bids from potential buyers and a proposed sales contract at June 30, 2006 and September 30, 2006. The 2005 impairment is the result of our film by film review of the film library based upon current projections for sales and internal use.  For the year ended December 31, 2006, amortization of film assets decreased to $14.7 million from $51.6 million during the same period of 2005, primarily due to the sale of our film library and related decrease in the licensing of our film library discussed above.  Subscriber acquisition fee expense was $31.0 million for the year ended December 31, 2006, versus $35.9 million in 2005. Other cost of services and amortization of our capital lease decreased 42% from $21.6 million to $12.4 million for the year ended December 31, 2006, primarily due to a $9.2 million decrease in bad debt expense.  Selling, general and administrative expenses decreased to $43.8 million for the year ended December 31, 2006, from $55.2 million in the year earlier.  Marketing expenses decreased to $16.0 million for the year ended December 31, 2006, from $24.2 million in the year earlier primarily due to the elimination in 2006 of the Mystery Movie marketing campaign for Hallmark Channel.

Adjusted EBITDA was a loss of $9.7 million for the fourth quarter of 2006 compared to an Adjusted EBITDA loss of $1.5 million for the same period last year. Cash used in continuing operating activities totaled $12.6 million for the fourth quarter of 2006 compared to $23.1 million for the same period last year.  The net loss for the quarter ended December 31, 2006, totaled $30.0 million, or $0.29 per share, compared to $59.8 million, or $0.57 per share, in the fourth quarter of 2005.

Adjusted EBITDA was a loss of $16.5 million for the year ended December 31, 2006 compared to an Adjusted EBITDA loss of $1.9 million for the same period last year. Cash used in continuing operating activities totaled $34.1 million for the year ended December 31, 2006, compared to $121.9 million for the same period last year. The net loss for the year ended December 31, 2006, totaled $389.0 million, or $3.71 per share, compared to $232.8 million, or $2.22 per share, in the prior year period.

Conference Call and Webcast to be Held Thursday March 8th at 1:00 p.m. ET

Crown Media Holdings’ management will conduct a conference call this afternoon at 1:00 p.m. Eastern Time to discuss the results of the fourth quarter and full year of 2006.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Fourth Quarter Earnings for Crown Media” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 3:00 p.m. Eastern Time, March 8, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 38134614.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to more than 76 million subscribers.  The program service is distributed through 5,300 cable systems and communities as well as direct-to-home satellite services across the country.   Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Total Day and Prime Time household ratings and is the nation’s leading network in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the

Company’s 10-K Report for the year ended December 31, 2006.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back to net loss impairment of film assets, other non-cash expenses and other items mentioned below. The Company no longer has an EBITDA covenant in its bank credit agreement.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, other non-cash expenses and all cash and non-cash items related to the sale of our international business in April 2005. For this purpose, restricted stock unit compensation and retention program are treated as non-cash items, although they may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure.  Our bank credit facility is material because it is a significant part of our liquidity and liabilities, and compliance with the covenants is an important part of the requirements of our credit facility.  See “Selected Fourth Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income.  Consequently, management views Adjusted EBITDA as a critical measure of our operating performance to meet our debt covenants and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure relates to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:
Investors and Press	Media
Mindy Tucker	Nancy Carr
IR Focus	Crown Media
914.725.8128	818-755-2643
mindy@irfocusllc.com	ncarr@hallmarkchannel.com

Crown Media Holdings, Inc.

Selected Fourth Quarter Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Subscriber fees	$6,236	$5,389	$24,869	$18,746
Advertising	51,722	39,537	172,950	143,780
Advertising by Hallmark Cards	295	1,025	1,240	2,335
Film asset license fees	38	14,339	1,815	21,693
Sublicense fees and other revenue	75	163	305	10,830
Total revenue	58,366	60,453	201,179	197,384
Cost of services:
Affiliate programming	17,926	6,536	27,080	14,924
Non-affiliate programming	31,651	28,410	125,113	105,653
Amortization of film assets	(6,964)	18,444	14,739	51,619
Impairment of film assets	—	2,603	225,832	25,542
Subscriber acquisition fee amortization	7,784	9,037	31,044	35,928
Amortization of capital lease	289	290	1,157	1,158
Other cost of services	2,435	11,578	11,273	20,448
Total cost of services	53,121	76,898	436,238	255,272
Selling, general & administrative expenses	11,272	12,554	43,761	55,162
Marketing expense	7,170	5,078	16,021	24,160
Depreciation and amortization	548	946	2,865	4,471
Gain on sale of film library	(8,238)	—	(8,238)	—
Loss from continuing operations before interest expense	(5,507)	(35,023)	(289,468)	(141,681)
Interest expense	(25,858)	(20,170)	(98,935)	(73,856)
Loss from continuing operations	(31,365)	(55,193)	(388,403)	(215,537)
Loss from discontinued operations	—	(7)	—	(10,683)
Gain from sale of discontinued operations	1,377	(4,574)	1,530	(6,538)
Loss before cumulative effect of change inaccounting principle	(29,988)	(59,774)	(386,873)	(232,758)
Cumulative effect of change in accounting principle	—	—	(2,099)	—
Net loss	$(29,988)	$(59,774)	$(388,972)	$(232,758)
Net loss per share	$(0.29)	$(0.57)	$(3.71)	$(2.22)
Weighted average shares outstanding	104,788	104,737	104,788	104,619

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of December 31,	As of December 31,
	2006	2005

ASSETS

Cash and cash equivalents	$13,965	$15,926

Accounts receivable, less allowance for doubtful accounts of $246 and $1,565, respectively	57,079	65,935
Program license fees - affiliates	115	2,656
Program license fees - non-affiliates	111,909	106,542
Receivable from RHI affiliate	—	1,815
Receivable from buyer of international business	24	422
Prepaid and other assets	4,202	6,051
Prepaid program license fee assets	10,271	30,377
Total current assets	197,565	229,724
Accounts receivable	850	9,101
Program license fees - affiliates	274	5,036
Program license fees - non-affiliates	185,620	222,861
Film assets, net	—	380,322
Subscriber acquisition fees, net	41,665	80,594
Property and equipment, net	16,313	18,560
Goodwill	314,033	314,033
Prepaid and other assets	11,463	13,595
Total assets	$767,783	$1,273,826

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of December 31,	As of December 31,
	2006	2005

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$26,588	$29,876
Accrued restricted stock units	1,513	9,299
Subscriber acquisition fees payable	2,071	12,238
License fees payable to affiliates	2,275	2,730
License fees payable to non-affiliates	96,085	50,460
Payables to RHI affiliates	168	755
Payables to affiliates	13,777	12,071
Payable to buyer of international business	5,098	10,050
Interest payable	59	169
Capital lease obligations	672	612
Deferred revenue	—	1,149
Deferred credit from transition services agreement	1,213	1,323
Total current liabilities	149,519	130,732
Accrued liabilities	25,291	24,427
License fees payable to affiliates	—	586
License fees payable to non-affiliates	88,951	186,268
Line of credit and interest payable to HC Crown	93,465	86,309
Line of credit and interest payable to Hallmark Cards affiliate	53,364	70,000
Payable to buyer of international business	4,771	8,395
Senior unsecured note to HC Crown, including accrued interest	562,167	509,386
Credit facility	87,633	210,000
Note and interest payable to Hallmark Cards affiliate	146,397	135,187
Capital lease obligations	15,498	16,170
Company obligated mandatorily redeemable preferred interest	16,483	14,537
Deferred credit from transition services agreement	3,188	5,018
Total liabilities	1,246,727	1,397,015
Commitments and contingencies
STOCKHOLDERS’ DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares authorized; 74,117,654 shares issued and outstanding as of both December 31, 2006 and 2005	741	741
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of both December 31, 2006 and 2005	307	307
Paid-in capital	1,457,032	1,423,815
Accumulated deficit	(1,937,024)	(1,548,052)
Total stockholders’ deficit	(478,944)	(123,189)
Total liabilities and stockholders’ deficit	$767,783	$1,273,826

Crown Media Holdings, Inc.

Selected Fourth Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Net loss	$(29,988)	$(59,774)	$(388,972)	$(232,758)
Loss from discontinued operations	—	7	—	10,683
Gain on sale of discontinued operations	(1,377)	4,574	(1,530)	6,538
Gain on sale of film library	(8,238)	—	(8,238)	—
Cumulative effect of change in accounting principle	—	—	2,099	—
Amortization of film assets	(6,964)	18,444	14,739	51,619
Impairment of film assets	—	2,603	225,832	25,542
Subscriber acquisition fee amortization expense	9,983	11,038	39,778	47,982
Depreciation and amortization	837	1,236	4,022	5,629
Interest expense	25,858	20,170	98,935	73,856
Restricted stock unit compensation	176	189	(3,140)	8,454
Amortization of certain program license fees	—	—	—	514
Adjusted earnings before interest, taxes, depreciation amortization and discontinued operations	$(9,713)	$(1,513)	$(16,475)	$(1,941)

Programming and other amortization	49,249	34,719	151,050	120,335
Provision for allowance for doubtful account	(515)	7,970	(261)	8,972
Changes in operating assets and liabilities:
Additions to program license fees	(43,933)	(75,626)	(96,197)	(189,607)
Additions to subscriber acquisition fees	(626)	(1,367)	(850)	(8,554)
Change in subscriber acquisition fees payable	(96)	211	(10,167)	(23,662)
Interest paid	(4,483)	(3,643)	(18,704)	(15,311)
Changes in other operating assets and liabilities, net of adjustments above	(2,525)	16,105	(42,457)	(12,158)
Net cash used in continuing operating activities	$(12,642)	$(23,144)	$(34,061)	$(121,926)

Crown Media Holdings, Inc.

Selected Fourth Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Net cash used in continuing operating activities	$(12,642)	$(23,144)	$(34,061)	$(121,926)
Net cash provided by (used in) investing activities	150,834	(609)	142,983	213,142
Net cash provided by (used in) financing activities	(134,025)	30,314	(110,883)	(72,329)
Net cash used in discontinued operations	—	—	—	(15,063)
Net (decrease) increase in cash and cash equivalents	4,167	6,561	(1,961)	3,824
Cash equivalents, beginning of period	9,798	9,365	15,926	12,102
Cash equivalents, end of period	$13,965	$15,926	$13,965	$15,926